EXHIBIT 16.1

October 5, 2007

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:	Gulf Western Petroleum Corporation
Commission file no:  000-52309

We have read and agree with the statements under Item 4.01 of the Form 8-K report dated October 5, 2007 regarding our firm.

We have no basis to agree or disagree with any other matters reported therein.

Very truly yours,

/s/ Malone & Bailey, PC
Malone & Bailey, PC